EXHIBIT 99.1

ReGen Biologics Reports Successful Q1 Training Results

Hackensack, NJ – April 9, 2009 – ReGen Biologics (OTC: RGBO) (“ReGen” or “the Company”) announced today that it has trained 45 sports medicine surgeons in the use of its Menaflex™ collagen meniscus implant and over 30 sales representatives during the first three months of 2009.  ReGen initiated U.S. training efforts in January 2009 after receiving FDA clearance of the Menaflex for the medial meniscus on December 18, 2008.

Surgeons trained include key thought leaders and sports medicine surgeons from across the country, including surgeons who cover professional and prominent university sports teams and those who were investigators in the original multi-center clinical trial for the device.  Also trained were seven sports medicine fellows who will begin practicing in late-summer 2009.  The sales representatives who were trained will provide ongoing sales and customer support functions as part of the Company’s independent U.S. product distribution network.

The sessions to date have been conducted in multiple locations to better accommodate surgeon needs and trainer availability.  Following the initial “train the trainer” meeting in Innsbruck, Austria, subsequent programs have been held in New York City, Minneapolis, San Diego, and Vail, Colorado.  Trainers include the Company’s own research team, along with experienced surgeons from Europe and the U.S.  The program includes didactic sessions as well as hands-on experience in a cadaver lab.

“We are delighted with the enthusiastic response in the sports medicine surgeon community,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO.  “We are committed to ensuring that surgeons receive training on the Menaflex procedure and we look forward to expanding our U.S. surgeon training program as part of our U.S. market launch,” Dr. Bisbee continued.

Practicing surgeons who complete the training course are eligible to perform the Menaflex procedure.  To assist with patient education efforts, many of the surgeons have elected to be included in the “Find a Surgeon” feature on the product website at www.menaflex.com.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s Menaflex™ collagen meniscus implant employs proprietary biological collagen scaffold technology to facilitate tissue growth, thereby reinforcing and repairing the damaged meniscus of the knee. The Menaflex device has been cleared for sale in Europe and other countries, and is marketed through ReGen’s European subsidiary, ReGen Biologics AG. The FDA cleared the Menaflex device to be marketed in the United States in December 2008. Visit www.regenbio.com and www.menaflex.com for more information.

Contact:

Investors:
Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com

Marketing:
Donna Lucchesi
(480) 634-6923
donna@LBCsuccess.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2008 annual report on Form 10-K and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.